Exhibit 99.1

Equifax Names Melissa Smith to Board of Directors

ATLANTA – Nov. 5, 2020 – Equifax Inc. (NYSE: EFX) today announced that Melissa D. Smith, chair, chief executive officer and president of WEX Inc. (NYSE: WEX), has been elected to its board of directors. She was also appointed to the board’s Governance Committee.

“We are thrilled to welcome Melissa as a new independent director on our board,” said Mark W. Begor, CEO of Equifax. “Her strategic vision and broad-based executive leadership experience in the financial technology solutions industry will benefit Equifax as we continue investing in our cloud technology transformation to drive new product innovation and growth.”

“Melissa is a strong business leader who brings both operational and financial expertise, gained over two decades of experience in a business driven by data and analytics,” said Mark L. Feidler, non-executive chairman of Equifax. “Her background and skill set will be invaluable to the Equifax board of directors in its oversight of the company’s continued strategic growth.”

Smith has served as president and chief executive officer of WEX, a global payment processing and information services provider, since 2014 and as the WEX board chair since 2019. Under her leadership as CEO, WEX has doubled its revenues. She has been instrumental in the company’s strategic growth, overseeing major acquisitions, technology investments and international expansion. Smith joined the company in 1997 and held several senior leadership positions across different aspects of the business prior to her appointment as CEO. Among other roles, she served as chief financial officer for ten years, during which time she spearheaded the company’s initial public offering in 2005. Smith began her career as an auditor at Ernst & Young LLP.

Smith also brings a history of involvement in extensive nonprofit work, including serving as a trustee of Maine Health and as a former board member for the Center for Grieving Children. In 2010, she co-founded sheJAMS, an all-female training club that allows women to train together in a non-competitive spirit. Smith holds a bachelor’s of science from the University of Maine, where she studied business administration and accounting.

In addition to Smith’s appointment, the Equifax board of directors also announced the retirement of Elane B. Stock, who recently assumed the role of CEO at ServiceMaster Brands.

ABOUT EQUIFAX INC.

At Equifax (NYSE: EFX), we believe knowledge drives progress. As a global data, analytics, and technology company, we play an essential role in the global economy by helping financial institutions, companies, employees, and government agencies make critical decisions with greater confidence. Our unique blend of differentiated data, analytics, and cloud technology drives insights to power decisions to move people forward. Headquartered in Atlanta and supported by more than 11,000 employees worldwide, Equifax operates or has investments in 25 countries in North America, Central and South America, Europe, and the Asia Pacific region. For more information, visit Equifax.com